                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                        STATE AUTO FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                    [State Auto Financial Corporation Logo]

                        STATE AUTO FINANCIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
STATE AUTO FINANCIAL CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the "Company") will be held at the Company's principal executive offices located at 518 East Broad Street, Columbus, Ohio, on Thursday, May 23, 2002, at 10:00 A.M., EDST, for the following purposes:

          1. To elect two Class II directors, each to hold office for a three-year term and until a successor is elected and qualified; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on April 1, 2002 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     In order that your shares may be represented at this meeting and to assure a quorum, please sign and return the enclosed proxy promptly. A return addressed envelope, which requires no postage, is enclosed. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

                                              By Order of the Board of Directors

                                              JOHN R. LOWTHER
                                              Secretary

Dated: April 19, 2002

                        STATE AUTO FINANCIAL CORPORATION

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the "Company") to be used at its Annual Meeting of Shareholders to be held May 23, 2002 (the "Annual Meeting"). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder's presence at the Annual Meeting does not by itself revoke the proxy.

     The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April 19, 2002.

                               PROXIES AND VOTING

     The close of business on April 1, 2002 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 38,980,255 of the Company's Common Shares, without par value. Each Common Share is entitled to one vote.

     Shareholders do not have the right to cumulate their votes in the election of directors, and the nominees receiving the highest number of votes will be elected as the Class II directors.

     All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted in favor of the nominees listed in this Proxy Statement for election as Class II directors. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder's presence at the Annual Meeting does not by itself revoke the proxy.

     Abstentions will be considered as Common Shares present and entitled to vote at the Annual Meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election.

     If your Common Shares are held in street name, you will need to instruct your broker regarding how to vote your Common Shares. If you do not provide your broker with voting instructions regarding the election of directors, your broker will nevertheless have the discretion to vote your Common Shares for the election of directors. There are certain other matters, however, over which your broker does not have discretion to vote your Common Shares without your instructions -- these situations are referred to as "broker non-votes." If such a matter comes before the Annual Meeting (which is not anticipated), your Common Shares will not be voted on that matter.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The number of directors currently is fixed at nine. The Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms. The term of office of the Class II directors expires concurrently with the holding of the Annual Meeting. Messrs. David J. D'Antoni and William J. Lhota, two of the three incumbent directors in Class II, have been nominated for re-election. Ramon L. Humke, the third Class II director, will not stand for re-election as director of the Company because he is expected to become a director of State Automobile Mutual Insurance Company ("State Auto Mutual"), the Company's parent, effective in June 2002.

     At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the two nominees named in the following table as Class II directors, each to hold office until the 2005 annual meeting of shareholders and until a successor is elected and qualified. In the event that any nominee named in the table as a Class II director is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

     A replacement for Mr. Humke has not been nominated, thereby creating a vacancy in the Class II directors, because the Company believes that it is desirable to have a vacancy available which could be filled by the Board of Directors without the time and expense involved in holding a special meeting of shareholders should a person who could make a valuable contribution as a director of the Company become available. No decision has been made to fill the vacancy, nor has any candidate been considered or approved by the Board of Directors.

     Proxies cannot be voted at the Annual Meeting for a greater number of persons than the two nominees named in this Proxy Statement.

     Set forth below is information about each of the Class II director nominees:

                           CLASS II DIRECTOR NOMINEES
                            (TERMS EXPIRING IN 2005)

                                                                           A           COMMON
        NAME OF                                                         DIRECTOR    SHARES OWNED
   DIRECTOR NOMINEE                                                      OF THE    BENEFICIALLY AS     %
    AND POSITION(S)                     PRINCIPAL OCCUPATION(S)         COMPANY      OF APRIL 1,      OF
     WITH COMPANY        AGE(1)        DURING THE PAST FIVE YEARS        SINCE       2002(2)(3)      CLASS
   ----------------      ------        --------------------------       --------   ---------------   -----
William J. Lhota.......    62     Retired President, Energy Delivery,     1994           34,500        *
Director                          American Electric Power delivery
                                  business unit; Retired Executive
                                  Vice President, American Electric
                                  Power Service Corp., management,
                                  technical, and professional
                                  subsidiary of American Electric
                                  Power. Mr. Lhota retired from these
                                  positions in December, 2001. For
                                  more than five years prior to his
                                  retirement, Mr. Lhota was an
                                  executive with American Electric
                                  Power and American Electric Power
                                  Service Corp. Mr. Lhota is also a
                                  director of Huntington Bancshares,
                                  Inc., a bank holding company.
David J. D'Antoni(4)...    57     Senior Vice President, Ashland,         1995           47,500        *
Director                          Inc., and Group Operating Officer,
                                  APAC and Valvoline, 11/01 to
                                  present; Senior Vice President,
                                  Ashland Distribution and Specialty
                                  Chemical Companies, 3/99 to 11/01;
                                  Senior Vice President of Ashland,
                                  Inc. and President, Ashland
                                  Chemical, a division of Ashland,
                                  Inc., 7/88 to 3/99. Ashland, Inc. is
                                  involved in oil refining and
                                  marketing, highway construction,
                                  automotive after market products,
                                  specialty chemicals and chemical and
                                  plastics distribution.

     Set forth below is information about the directors whose terms of office continue after the Annual Meeting.

                              CLASS III DIRECTORS
                            (TERMS EXPIRING IN 2003)

                                                                           A           COMMON
        NAME OF                                                         DIRECTOR    SHARES OWNED
       DIRECTOR                                                          OF THE    BENEFICIALLY AS     %
    AND POSITION(S)                     PRINCIPAL OCCUPATION(S)         COMPANY      OF APRIL 1,      OF
     WITH COMPANY        AGE(1)        DURING THE PAST FIVE YEARS        SINCE       2002(2)(3)      CLASS
    ---------------      ------        --------------------------       --------   ---------------   -----
Urlin G. Harris, Jr....    65     Retired 4/97 as an officer of the       1991          127,322        *
Director                          Company, State Auto Property and
                                  Casualty Insurance Company ("State
                                  Auto P&C"), Milbank Insurance
                                  Company ("Milbank"), State Auto
                                  National Insurance Company
                                  ("National"), each a wholly-owned
                                  subsidiary of the Company, and of
                                  State Auto Mutual; Executive Vice
                                  President of the Company, State Auto
                                  P&C, Milbank, National and State
                                  Auto Mutual, 11/93 to 3/31/97.
George R. Manser(5)....    71     A private investor and Chairman of      1991           77,639        *
Director                          Concorde Holding Co., a family
                                  holding company; retired 10/99 as
                                  Director of Corporate Finance,
                                  Uniglobe Travel USA; Director of
                                  Corporate Finance, Uniglobe Travel
                                  USA, a travel agency franchisor,
                                  3/97 to 10/99; retired advisory
                                  director to J.C. Bradford & Co.,
                                  effective 6/00; Mr. Manser is also a
                                  director of Hallmark Financial
                                  Services, Inc., a nonstandard, Texas
                                  only, auto insurer.
Richard K. Smith(6)....    56     Retired 6/97 as Partner of KPMG,        1999           11,500        *
Director                          LLP. Partner of KPMG LLP for more
                                  than five years prior to 6/97.

                               CLASS I DIRECTORS
                            (TERMS EXPIRING IN 2004)

                                                                           A           COMMON
        NAME OF                                                         DIRECTOR    SHARES OWNED
   DIRECTOR NOMINEE                                                      OF THE    BENEFICIALLY AS     %
    AND POSITION(S)                     PRINCIPAL OCCUPATION(S)         COMPANY      OF APRIL 1,      OF
     WITH COMPANY        AGE(1)        DURING THE PAST FIVE YEARS        SINCE       2002(2)(3)      CLASS
   ----------------      ------        --------------------------       --------   ---------------   -----
John R. Lowther(7).....    51     Senior Vice President of the            1991          108,162        *
Senior Vice President,            Company, State Auto P&C, Milbank,
Secretary and General             National, and Farmers Casualty
Counsel                           Insurance Company ("Farmers
                                  Casualty"), a wholly-owned
                                  subsidiary of the Company, and of
                                  State Auto Mutual, 3/01 to present;
                                  Secretary and General Counsel of the
                                  Company, State Auto P&C, Milbank,
                                  National, and State Auto Mutual for
                                  more than five years; Vice President
                                  of the Company, State Auto P&C,
                                  Milbank, National and State Auto
                                  Mutual for more than five years
                                  prior to 3/01.
Paul W. Huesman(8).....    66     President, Huesman-Schmid Insurance     1991           65,355        *
Director                          Agency, Inc., an insurance agency,
                                  for more than five years.
Robert H. Moone(9).....    58     Chairman of the Board of the            1998          253,896        *
Chairman, President and           Company, State Auto P&C, Milbank,
CEO                               National, Farmers Casualty and State
                                  Auto Mutual, 1/01 to present;
                                  President and CEO of the Company,
                                  State Auto P&C, Milbank, National,
                                  Farmers Casualty and State Auto
                                  Mutual, 5/99 to present; President
                                  and COO of the Company, State Auto
                                  P&C, Milbank, National and State
                                  Auto Mutual, 5/96 to 5/99; Executive
                                  Vice President of the Company, State
                                  Auto P&C, Milbank, National and
                                  State Auto Mutual, 11/93 to 5/96.

---------------

 * Less than one (1%) percent.

(1) Ages shown are as of the date of the Annual Meeting.

(2) Except as indicated in the notes to this table, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by the named person. With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of April 1, 2002.

(3) The amount reported includes Common Shares attributable to options granted under the 1991 Stock Option Plan and the 2000 Stock Option Plan for Messrs. Moone (159,463) and Lowther (72,183) and Common Shares attributable to options granted under both the 1991 Directors' Stock Option Plan and 2000 Directors' Stock Option Plan for Messrs. Lhota (13,500), D'Antoni (13,500), Manser (19,500), Huesman (19,500) and Smith (3,500). Mr. Harris' shares owned include 70,400 Common Shares attributable to options granted under the 1991 Stock Option Plan to Mr. Harris while he was employed by the Company and options for 7,500 Common Shares granted under the 1991 Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan since he retired from the Company.

(4) Includes 12,000 Common Shares owned by Mrs. D'Antoni, as to which Mr. D'Antoni disclaims beneficial ownership.

(5) Includes 9,259 Common Shares owned by Mrs. Manser, as to which Mr. Manser disclaims beneficial ownership.

(6) Includes 5,000 Common Shares owned by Mrs. Smith, as to which Mr. Smith disclaims beneficial ownership.

(7) Includes 20,000 Common Shares attributable to options granted to Mr. Lowther under the 1991 Stock Option Plan, which he assigned to his spouse pursuant to the terms of the 1991 Stock Option Plan, and 2,000 Common Shares attributable to options granted under the 1991 Stock Option Plan, which he assigned pursuant to the 1991 Stock Option Plan to trusts maintained for the benefit of his children and 9,011 Common Shares owned by Mrs. Lowther. Mr. Lowther disclaims beneficial ownership of these Common Shares.

(8) Includes 2,820 Common Shares owned by Mrs. Huesman, as to which Mr. Huesman disclaims beneficial ownership, 12,344 Common Shares owned by the Huesman-Schmid Insurance Agency, Inc. Profit Sharing Plan and 16,778 Common Shares owned by the Huesman-Schmid Insurance Agency, Inc. Defined Benefit Pension Plan. Mr. Huesman shares voting and investment power with the other trustee of these plans with respect to these Common Shares.

(9) Includes 54,090 Common Shares attributable to options granted to Mr. Moone under the 1991 Stock Option Plan which he assigned to the Anna Moone Living Trust (Anna Moone and Robert H. Moone, co-trustees) pursuant to the terms of the 1991 Stock Option Plan and 11,400 Common Shares owned by Mrs. Moone. Mr. Moone disclaims beneficial ownership of these Common Shares.

     In addition to the Common Shares owned beneficially by Messrs. Lowther and Moone, as set forth above, Mark A. Blackburn, Steven J. Johnston and Cathy B. Miley, the other named executive officers in the Summary Compensation Table set forth below, owned beneficially 19,252, 85,256 and 187,660 Common Shares, respectively, of the Company as of April 1, 2002, each of which represents less than 1% of the Company's outstanding Common Shares. These amounts include Common Shares attributable to options which are currently exercisable or exercisable within 60 days of April 1, 2002, granted under the 1991 Stock Option Plan and the 2000 Stock Option Plan in the amounts of 16,232, 63,766, and 103,932 for Messrs. Blackburn and Johnston and Ms. Miley, respectively. For Ms. Miley, 53,366 of her options were granted to her spouse Richard L. Miley, who is also an executive officer of the Company. These persons and/or their spouses have sole voting and investment power with respect to all Common Shares beneficially owned by them. As of April 1, 2002, all directors and executive officers of the Company as a group (20 persons) owned beneficially 1,373,642 (3.5%) Common Shares of the Company, which included options for 790,778 Common Shares.

            MEETINGS OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     During the fiscal year ended December 31, 2001, the Company's Board of Directors held four regular meetings and six special meetings. No incumbent director attended fewer than 75% of the aggregate of the meetings of the Board and the meetings of all committees on which he served.

     The Board has an Audit Committee charged with several responsibilities, including: 1) reviewing the Company's accounting functions, operations, and management; 2) considering the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company; 3) meeting and consulting with the Company's independent auditors and with the Company's financial and accounting personnel concerning the foregoing matters; 4) reviewing with the Company's independent auditors the scope of their audit of the Company and the results of their examination of its financial statements; and 5) considering the selection and recommending to the Board of Directors a firm of certified public accountants to be appointed as the independent auditors of the Company for its then current fiscal year. Present members are Richard K. Smith, David J. D'Antoni and George R. Manser. The Audit Committee held nine meetings during the Company's fiscal year ended December 31, 2001. See "Report of the Audit Committee" contained elsewhere in this Proxy Statement.

     The Board also has a Stock Options Committee (the "Options Committee") charged with the responsibility of administering the Company's 2000 Stock Option Plan and 1991 Stock Option Plan. Present members of such committee, who also serve as the Executive Compensation Committee, are David J. D'Antoni, William J. Lhota and George R. Manser. See "Executive Compensation Committee and Options Committee Report" for a discussion of the responsibilities of the Company's Executive Compensation Committee. The Executive Compensation Committee and Options Committee held six meetings during the Company's fiscal year ended December 31, 2001.

     The Board has no standing nominating committee or committee performing similar functions.

                           COMPENSATION OF DIRECTORS

     Directors of the Company who are not also officers of the Company receive from the Company an annual fee of $20,000, plus travel expenses incurred in attending directors' meetings, and a fee of $500, plus travel expenses, for each committee meeting attended other than certain Audit Committee meetings. Audit Committee members are paid $250 for each telephone conference meeting, which generally relates to reviewing the quarterly financial statements just prior to the Company's releasing earnings. Directors may defer all or a portion of these fees under the Company's deferred compensation plan for directors. In addition, directors of the Company who are not full-time employees of the Company or its parent or subsidiary corporations will receive stock options pursuant to the 2000 Directors' Stock Option Plan. Under this plan, promptly following each annual meeting of shareholders of the Company, each eligible director is granted a non-qualified option to purchase 1,500 Common Shares of the Company at the fair market value of such shares on the last trading day prior to the annual meeting. Options are immediately exercisable in whole or in part and must be exercised within ten years of the date of grant. A director's compliance with the Stock Ownership Guidelines is a condition to his or her eligibility for receipt of options under this plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Pursuant to a Management and Operations Agreement effective January 1, 2000, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 (the "2000 Management Agreement"), among State Auto Mutual, the Company, State Auto P&C, Milbank, National, and other affiliated companies, the executive officers of the Company, State Auto P&C, Milbank, and National, as well as every other person providing services to these companies, are employees of State Auto P&C rather than State Auto Mutual, while State Auto Mutual acts as the common paymaster and common agent. The costs and expenses associated with these employees of State Auto P&C are reimbursed to State Auto Mutual, as paymaster, in accordance with the terms of the 2000 Management Agreement. See "Certain Transactions" below.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     Set forth below is information concerning the compensation paid or accrued by, or reimbursed to, State Auto Mutual for the Company's fiscal years ended December 31, 2001, 2000, and 1999, to the Company's chief executive officer and its four most highly compensated executive officers, other than the chief executive officer:

                           SUMMARY COMPENSATION TABLE

                                                             LONG TERM
                                                            COMPENSATION
                                                               AWARDS
                                                            ------------
                                                             SECURITIES
                                     ANNUAL COMPENSATION     UNDERLYING
                                     --------------------     OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY(1)   BONUS(2)    GRANTED(3)    COMPENSATION(4)
---------------------------   ----   ---------   --------   ------------   ---------------
Robert H. Moone.............  2001   $400,000    $ 16,298      24,100          $14,830
  Chairman, President and     2000   $336,000    $255,577      33,600          $12,590
  Chief Executive Officer     1999   $319,616    $150,000      22,000          $12,017

Mark A. Blackburn...........  2001   $197,892    $  7,971       9,100          $   906
  Senior Vice President       2000   $170,000    $ 58,707       7,200          $   999
                              1999   $ 80,000    $ 25,600       6,000          $   500

Steven J. Johnston..........  2001   $189,860    $  7,805       9,200          $ 6,063
  Senior Vice President,      2000   $171,617    $ 83,021      13,200          $ 6,006
  Treasurer and               1999   $169,059    $ 42,539      10,000          $ 5,838
  Chief Financial Officer
John R. Lowther.............  2001   $174,036    $  7,068       7,900          $ 6,639
  Senior Vice President,      2000   $145,030    $ 86,766      10,800          $ 5,858
  Secretary and General       1999   $143,436    $ 51,892       6,000          $ 5,802
  Counsel
Cathy B. Miley(5)...........  2001   $151,162    $  6,488       8,800          $ 6,093
  Vice President              2000   $143,964    $ 38,409      14,400          $ 5,647
                              1999   $145,146    $ 35,738      12,000          $ 5,882

---------------

(1) Includes amounts deferred pursuant to the State Auto Insurance Companies Capital Accumulation Plan (the "CAP") and the Non-Qualified Incentive Deferred Compensation Plan (the "Deferred Compensation Plan"). The CAP is a defined contribution plan (within the meaning of the Employee Retirement Income Security Act of 1974) ("ERISA") and is intended to be a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the CAP, each participant is eligible to enter into a written salary reduction agreement with his employer whereby the participant's salary will be reduced by a whole percentage from 1% to 16%, as elected by the participant, in accordance with the rules governing cash or deferred arrangements under Section 401(k) of the Code. The amount deferred by a participant is contributed by his employer to the trust fund for the CAP and invested in accordance with the election of the participant from among investment funds established under the trust agreement, including the Common Shares. The Deferred Compensation Plan is a non-qualified, unfunded deferred compensation plan for eligible key employees who are legally precluded from contributing a full 6% of compensation to the CAP or who choose to defer a portion of their salary beyond the amount matched by the CAP. Under the Deferred Compensation Plan, such employees are eligible to enter into a salary reduction agreement to defer payment of an additional portion of the employee's salary as the employee prescribes on an election form executed annually in advance of the year in which such compensation would be earned. Deferred amounts, along with the Company matching amounts on that portion deferred that is eligible for the match (see footnote (4), below), are invested by State Auto P&C in a variety of investment options made available to participants in the Deferred Compensation Plan pursuant to the terms of such plan, including, effective March 2001, the Common Shares.

(2) The amounts appearing in this column represent bonuses paid pursuant to the State Auto Quality Performance Bonus Plan (the "QPB"). Under the QPB for 2001, quarterly bonuses were paid to employees who had completed two full calendar quarters of service if the direct statutory combined ratio for such quarter was 100% or less for all combined affiliated insurers, other than the MIGI Insurers (defined below) acquired by State Auto Mutual in its acquisition of Meridian Insurance Group, Inc. ("MIGI"). The MIGI Insurers consist of Meridian Security Insurance Company, Meridian Citizens Security Insurance Company, Insurance Company of Ohio, and Meridian Citizens Mutual Insurance Company, which is an affiliate of MIGI. QPB for 2001 also excluded the results of the business formerly written by Meridian Mutual Insurance Company, which merged with and into State Auto Mutual effective June 1, 2001.

    Also included in this column are special incentive bonuses earned in 2000 and 1999 under special incentive bonus plans put into place for Mr. Johnston, Mr. Blackburn, Mr. Lowther and Ms. Miley by the President. While similar plans were in place for 2001, the amounts of these bonuses were not determined as of the date this Proxy Statement was printed. The Executive Compensation Committee also had in place special incentive bonus plans for Mr. Moone in 2001, 2000 and 1999. The bonus shown for Mr. Moone for 2000 and 1999 includes the special bonus earned in each such year. The 2001 incentive bonus for Mr. Moone has not been determined as of the date this Proxy Statement was printed (see "Executive Compensation Committee and Options Committee Report").

(3) In each year noted, the persons listed in the Summary Compensation Table were granted options to purchase the number of Common Shares of the Company set forth in this column pursuant to the 1991 Stock Option Plan or 2000 Stock Option Plan.

(4) The amounts appearing in this column represent the Company's contributions and credits on behalf of each named person under the CAP or the Deferred Compensation Plan. Each participant in the CAP is credited annually with his allocable share of employer matching contributions made to the CAP from the consolidated net accumulated or current earnings of State Auto Mutual and its subsidiaries. A participant's share of the matching contribution equals 75% of his salary reduction contributions up to 2% of compensation, plus 50% of his salary reduction contributions from 3% to 6% of compensation. While a participant is always vested in his own salary reduction contributions, the rights of a participant to amounts credited to his account as matching contributions vest as follows: (a) one-third of matching contributions allocated for the plan year preceding the plan year in which termination of employment occurs, two-thirds of matching contributions allocated for the second plan year before the plan year in which termination of employment occurs, and 100% of the matching contributions allocated for the third and earlier plan years before the plan year in which termination of employment occurs; and (b) notwithstanding the foregoing, after the participant has five or more years of service with State Auto P&C and its affiliates, all matching contributions become vested. The following are the amounts of the Company matching contributions under the CAP for 2001 for the officer indicated: Mr. Moone -- $5,950; Mr. Johnston -- $5,825, Mr. Lowther -- $5,857, and Ms. Miley -- $5,291. Each employee who is eligible to participate in the Deferred Compensation Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the CAP, provided that no more than 6% of any employee's salary is subject to being matched under either the CAP or the Deferred Compensation Plan. The following amounts reflect the Company's contribution to the Deferred Compensation Plan for 2001: Mr. Moone -- $8,050. The amounts appearing in this column also represent the premiums for policies of whole life insurance purchased on behalf of the officers of the Company, including the executive officers named above. The following amounts represent the premiums paid for whole life insurance for 2001: Mr. Moone -- $830; Mr. Johnston -- $238; Mr. Blackburn -- $906; Mr. Lowther -- $795; and Ms. Miley $802.

(5) 4,400 the options of Ms. Miley reflected in this table were granted to her spouse, Richard L. Miley, who is also an executive officer of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows the number of options granted in 2001 to the individuals named in the Summary Compensation Table and estimates the potential realizable value of these option grants.

                                      INDIVIDUAL GRANTS                      POTENTIAL          POTENTIAL
                       ------------------------------------------------   REALIZABLE VALUE   REALIZABLE VALUE
                                    % OF TOTAL                               AT ASSUMED         AT ASSUMED
                       NUMBER OF     OPTIONS                              ANNUAL RATES OF    ANNUAL RATES OF
                       SECURITIES   GRANTED TO   EXERCISE                   STOCK PRICE        STOCK PRICE
                       UNDERLYING   EMPLOYEES     OR BASE                 APPRECIATION FOR   APPRECIATION FOR
                        OPTIONS     IN FISCAL      PRICE     EXPIRATION     OPTION TERM        OPTION TERM
        NAME           GRANTED(1)      YEAR      ($/SH)(2)      DATE          5%($)(3)          10%($)(3)
        ----           ----------   ----------   ---------   ----------   ----------------   ----------------
Robert H. Moone......    24,100        9.6%       $16.47     5/23/2011        $249,625           $632,599
Mark A. Blackburn....     9,100        3.6%       $16.47     5/23/2011        $ 94,257           $238,865
Steven J. Johnston...     9,200        3.7%       $16.47     5/23/2011        $ 95,293           $241,490
John R. Lowther......     7,900        3.1%       $16.47     5/23/2011        $ 81,827           $207,367
Cathy B. Miley(4)....     8,800        3.5%       $16.47     5/23/2011        $ 91,150           $230,990

---------------

(1) Options were granted on May 24, 2001. The options are fully exercisable in 1/3 increments over a three year vesting period, so long as employment with the Company or its subsidiaries or its parent continues. There are no stock appreciation rights, performance units, or other instruments granted in tandem with these options, nor are there any reload provisions, tax reimbursement features or performance-based conditions to exercisability.

(2) The option exercise price is the closing price of the Company's shares on the NASDAQ National Market System on the day of the grant.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the Securities and Exchange Commission when the "Potential Realizable Value" alternative is used and are not intended to be a forecast of the Company's stock price.

(4) 4,400 the options of Ms. Miley reflected in this table were granted to her spouse, Richard L. Miley, who is also an executive officer of the Company.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth stock option exercises during 2001 by the executive officers named in the Summary Compensation Table and shows the number of Common Shares represented by both exercisable and non-exercisable stock options and the value of in-the-money stock options (exercisable and non-exercisable) held by each of the named executive officers as of December 31, 2001.

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING        VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS        IN-THE-MONEY
                                                              AT FY-END(#)          OPTIONS AT FY-
                       SHARES ACQUIRED       VALUE            EXERCISABLE/       END($) EXERCISABLE/
        NAME           ON EXERCISE(#)    REALIZED($)(1)      UNEXERCISABLE         UNEXERCISABLE(2)
        ----           ---------------   --------------   --------------------   --------------------
Robert H. Moone(3)...      11,400           $158,061         151,430/24,100          $1,127,506/0
Mark A. Blackburn....         -0-                -0-           13,200/9,100          $   67,293/0
Steven J. Johnston...       1,200           $ 14,256           60,700/9,200          $  452,786/0
John R. Lowther(4)...         -0-                -0-           76,300/7,900          $  669,720/0
Cathy B. Miley(5)....         -0-                -0-          101,000/8,800          $  795,544/0

---------------

(1) Aggregate market value of the Common Shares covered by the option less the aggregate price paid by the executive officer.

(2) The value of in-the-money options was determined by subtracting the exercise price from the market value of the Company's Common Shares as of December 31, 2001 ($16.24), based on the closing price of the Company's Common shares on the NASDAQ National Market System on that date, the last trading day of 2001.

(3) 54,090 of the options indicated as exercisable at fiscal year end have been assigned to the living trust of Mr. Moone's spouse of which he is the co-trustee.

(4) 20,000 of the options indicated as exercisable at fiscal year end have been assigned to Mr. Lowther's spouse and 2,000 of such options have been assigned to trusts maintained for the benefit of Mr. Lowther's children.

(5) 51,900 of the options indicated in this table as exercisable were granted to Richard L. Miley, an executive officer of the Company and the spouse of Cathy B. Miley. 4,400 of the options shown in this table as unexercisable were granted to Mr. Miley. The value of the in-the-money-options that were granted to Ms. Miley is $381,224. The balance of the value shown in the last column is attributable to options granted to Mr. Miley.

EMPLOYEES' RETIREMENT PLAN

     During 2001, the executive officers named in the Summary Compensation Table, as well as substantially all employees of State Auto P&C, were eligible to participate in the State Auto Insurance Companies' Employee Retirement Plan (the "Retirement Plan"). The Retirement Plan is a defined benefit plan (within the meaning of ERISA) which is intended to be a qualified plan under Section 401(a) of the Code, and is subject to the minimum funding standards of Section 412 of the Code. Benefits payable under the Retirement Plan are funded through employer contributions to a trust fund.

     In addition, the executive officers named in the Summary Compensation Table benefited in 2001 from a non-qualified Amended and Restated Supplemental Executive Retirement Plan (the "Supplemental Plan"). The Supplemental Plan is intended to offset the impact of the Code's and ERISA's limitations on retirement benefits available under the Retirement Plan by providing for a lump sum or deferred cash payments in an actuarially determined amount upon retirement of officers whose participation in the Supplemental Plan is approved by the Board of Directors of State Auto Mutual.

     The table below shows estimated annual benefits payable under the Retirement Plan and the Supplemental Plan to a participant upon retirement at age 65 with indicated average annual compensation and period of service:

                      ESTIMATED ANNUAL RETIREMENT BENEFIT

   ANNUAL      ANNUAL RETIREMENT BENEFIT BASED ON YEARS OF SERVICE
  AVERAGE      ----------------------------------------------------
COMPENSATION   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------   --------   --------   --------   --------   --------
  $125,000     $45,821    $59,207    $ 72,593   $ 85,979   $ 99,305
  $150,000     $51,596    $67,882    $ 84,167   $100,452   $116,673
  $175,000     $55,704    $74,889    $ 94,074   $113,258   $132,377
  $200,000     $59,811    $81,896    $103,980   $126,064   $148,081
  $225,000     $63,919    $88,903    $113,887   $138,870   $163,785
  $250,000     $67,044    $94,233    $121,422   $148,611   $175,730
  $300,000     $67,044    $94,233    $121,422   $148,611   $175,730
  $400,000     $66,564    $93,753    $142,217   $155,692   $175,730
  $450,000     $66,564    $93,753    $157,172   $172,331   $193,440
  $500,000     $66,564    $93,753    $172,127   $188,971   $212,535

Note: The annual average compensation applies to post-1988 salaries. Post-1988 salaries have been capped according to the Internal Revenue Code.

     Benefits shown above are computed as a straight single life annuity beginning at age 65. Such amounts are not subject to offset for Social Security benefits or other amounts payable to participants in the Retirement Plan. As of December 31, 2001, the years of credited service to the nearest whole year and annual average compensation for each of the named executive officers in the Summary Compensation Table actively participating in the Retirement Plan on such date were as follows:

           NAME OF                  YEARS OF       CURRENT ANNUAL AVERAGE COMPENSATION
          INDIVIDUAL            CREDITED SERVICE     FOR PURPOSES OF RETIREMENT PLAN
          ----------            ----------------   -----------------------------------
Robert H. Moone...............         31                       $170,000
Mark A. Blackburn.............          2                       $170,000
Steven J. Johnston............         16                       $123,144
John R. Lowther...............         15                       $112,499
Cathy B. Miley................         24                       $ 98,821

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  EMPLOYMENT AGREEMENT WITH MR. MOONE

     Robert H. Moone, the Company's Chairman, President, and Chief Executive Officer, has entered into an Employment Agreement with the Company for a term beginning on January 1, 2001, and continuing through December 31, 2002, or until his earlier death or disability, or upon earlier termination by either Mr. Moone or the Company as permitted by the agreement. The Employment Agreement automatically renews at the end of the first two-year term for additional two-year terms unless either party gives 60 days notice of his or its intent not to renew such agreement. Mr. Moone's Employment Agreement provides that his annual rate of compensation will not be less than his base salary at the time the agreement was entered into by the parties, plus such increases in base compensation as may be authorized by the Executive Compensation Committee of the Company's Board of Directors. The Employment Agreement also provides for Mr. Moone's continued participation in the Company's QPB and his incentive bonus arrangement (collectively "Incentive Compensation Plans").

     In the event Mr. Moone is terminated for cause, he will be entitled to receive salary payments for twelve bi-weekly pay periods following the date of termination plus any compensation to which he is entitled under the Incentive Compensation Plans. In the event Mr. Moone is terminated without cause (other than for death, disability, or retirement), he will be entitled to the following: payment of his base salary, and receipt of benefits under his Employment Agreement, both for a 24-month period; payment of the average of the prior two years' aggregate QPB payments; and payment of the average of the two prior years' incentive bonus arrangement. Mr. Moone and his spouse shall also be entitled to participate in the Company's health insurance plan until he becomes eligible for Medicare. In the event Mr. Moone becomes disabled, which disability continues for more than six consecutive months during a twelve-month period, the Company may terminate Mr. Moone's Employment Agreement, and he will be entitled to receive his base salary and payments under the Incentive Compensation Plans to the date of termination. Thereafter, Mr. Moone will be entitled to receive 20% of his base salary, in addition to disability benefits received from any of the Company's long-term disability benefits, throughout the period of his disability or until he attains age 65, whichever first occurs. In the event of Mr. Moone's death, his beneficiaries will receive payment of his base annual salary for twelve months plus a prorata share of Incentive Compensation Plan payments "earned" as of the date of death.

  EXECUTIVE AGREEMENTS (CHANGE-IN-CONTROL ARRANGEMENTS)

     The Company has entered into Executive Agreements with Mr. Moone and three of the persons named in the Summary Compensation Table, which provide for the payment of certain benefits in the event of a change in control of the Company or State Auto Mutual. These Executive Agreements were entered into as part of the Company's corporate strategy to provide protection for, and thus retain, its well-qualified senior executive officers notwithstanding any actual or threatened change in control of the Company or of its parent, State Auto Mutual. A "Change in Control" of the Company generally includes:

     - The acquisition by any person of beneficial ownership of 25% or more of the Company's outstanding voting securities;

     - A change in the composition of the board of directors of the Company if a majority of the new directors were not appointed or nominated by the directors currently sitting on the board of directors or their subsequent nominees;

     - A merger involving the Company where the Company's shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

     - The dissolution of the Company; or

     - A disposition of assets, reorganization, or other corporate event involving the Company which would have the same effect as any of the above-described events.

     As respects State Auto Mutual, a change in control includes:

     - A person who has not been a director or an officer of State Auto Mutual for at least the previous 12 months becomes empowered to vote the proxy of the members of State Auto Mutual;

     - State Auto Mutual affiliates with or merges with a third party where a majority of the current board of State Auto Mutual does not continue in office;

     - State Auto Mutual is subject to an order of rehabilitation or liquidation issued by the Ohio Department of Insurance; or

     - State Auto Mutual converts to a stock corporation and a majority of the board of directors of State Auto Mutual does not continue to serve on the board of directors of the converted company.

     Under each Executive Agreement, the Company or its successor must provide severance benefits to the executive officer if his employment is terminated (other than on account of the officer's death or disability or termination for cause):

     - By the Company, at any time within 36 months after a Change in Control;

     - By the Company, at any time prior to a Change in Control but after commencement of any discussions with a third party relating to a possible Change in Control involving such third party ("Change in Control Discussion") if the officer's termination is in contemplation of such possible Change in Control and such Change in Control is actually consummated within 12 months after the date of such officer's termination;

     - By the executive officer voluntarily with Good Reason at any time within 36 months after a Change in Control of the Company; and

     - By the executive officer voluntarily with Good Reason at any time after commencement of Change in Control Discussions if such Change in Control is actually consummated within 12 months after the date of such officer's termination.

     "Good Reason" generally means the assignment to the executive officer of duties which are materially and adversely different from or inconsistent with the duties, responsibility or status of the executive officer's position during the twelve months prior to the Change in Control, a reduction in such officer's salary, benefits or incentive bonus or a demand to relocate to more than 35 miles from the executive officer's current location, made by the Company or its successor. An executive officer's determination of Good Reason will be conclusive and binding upon the parties if made in good faith, except that, if the executive officer is serving as Chief Executive Officer of the Company immediately prior to a Change in Control, the occurrence of a Change in Control will be conclusively deemed to constitute Good Reason.

     In addition to accrued compensation, bonuses, and vested benefits and stock options, the executive officer's severance benefits payable under the Executive Agreements include:

     - A lump-sum cash payment equal to three times the officer's then current base annual salary;

     - A lump-sum cash payment equal to three times the highest annual incentive compensation to which the officer would be entitled;

     - Thirty-six months of continued insurance benefits;

     - Thirty-six months of additional service credited for purposes of retirement benefits; and

     - Out-placement benefits in an amount equal to 15% of Annual Base Salary.

     Each Executive Agreement also provides that the Company will pay the executive officer such amounts as would be necessary to compensate such officer for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, in the event the executive officer's contractual severance payments and benefits were subject to any excise tax, but otherwise would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that the Company will not have to pay an excess severance payment and the executive officer will not be subject to an excise tax.

     The Executive Agreements provide that, for a period of five years after any termination of the executive's employment, the Company will provide the executive officer with coverage under a standard directors' and officers' liability insurance policy at its expense, and will indemnify, hold harmless, and defend the executive officer to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by the executive officer in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of the Company or any subsidiary.

     The Company must pay the cost of counsel (legal and accounting) for an executive officer in the event such officer is required to enforce any of the rights granted under his Executive Agreement. In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due to him in connection with any action taken to enforce such officer's rights under the Executive Agreement at a rate equal to the prime commercial rate of the Company's principal bank or its successor in effect from time to time plus 4%.

     The Executive Agreements (except Mr. Moone's which has a two year renewable term to coincide with his Employment Agreement), are in effect through December 31, 2003, subject to automatic renewals and to an extension for thirty-six months after any month in which a Change of Control occurs. An Executive Agreement will terminate if the employment of the executive officer terminates other than under circumstances which trigger the severance benefits. The Executive Agreement also imposes a post termination confidentiality covenant and a non-competition covenant on the executive officer. The confidentiality covenant has a one year term, while the non-compete has a six month term and includes a company size factor and a geographic factor as respects the scope of the non-compete.

     No other named executive officer of the Company has an employment agreement with the Company.

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee currently consists of the following three members of the Company's Board of Directors: David J. D'Antoni, William J. Lhota, and George R. Manser who also make up the Options Committee. None of the members of the Executive Compensation Committee is, or was, an officer or employee of the Company, any of its subsidiaries, or of State Auto Mutual. Also, no executive officer of the Company served during 2001 as a member of a compensation committee or as a director of any entity of which any of the Company's Executive Compensation Committee members served as an executive officer.

         EXECUTIVE COMPENSATION COMMITTEE AND OPTIONS COMMITTEE REPORT

     The following is the report of the Executive Compensation Committee and the Options Committee, whose members are identified below, with respect to compensation reported for 2001 as reflected in the compensation tables above.

     Pursuant to the 2000 Management Agreement, the Chief Executive Officer and the other named executive officers were employees of State Auto P&C during all of 2001. The Company's Executive Compensation Committee determines the salary and incentive bonus of Robert Moone, the Chairman, President and Chief Executive Officer, while Mr. Moone administers the base salary component of the cash compensation paid to the other named executive officers, all of whom reported to him in all of 2001. Mr. Moone also makes recommendations to the Executive Compensation Committee with respect to incentive bonuses for the named executive officers.

     The compensation policies applied by the President in setting base salaries earned by the named executive officers in 2001 mirror those applied in the Company at large. This compensation system is intended to reward individuals based on their performance, to encourage a focus on underwriting profit, to provide for competitive levels of compensation necessary to attract and retain executive officers, and to create an understanding of the importance of achieving company-wide goals over the long term. Since 1998, the Options Committee has granted options on an annual basis as an additional, long-term inducement to the named executive officers and other key employees to improve the Company's performance and enhance the value of the Company's Common Shares.

     For 2001, compensation for the named executive officers had three components as to which discretion was exercised: annual base salary, stock options and incentive bonus arrangements. Mr. Moone reviews the base salary of persons reporting directly to him approximately every 12 months. This included Messrs. Johnston, Blackburn and Lowther, and Ms. Miley, the named executive officers whose 2001 salaries are reflected in the Summary Compensation Table. Merit raises granted each year reflect his assessment of the individual officer's performance in achieving division-wide goals set at the beginning of the year. The overall performance of the Company's operating units is also considered. In individual cases, raises may also reflect a named executive officer's assumption of additional duties and responsibilities. Another factor that affects the named executive officers' salaries is the level of parity with the reported salaries of similar positions in peer companies.

     The Executive Compensation Committee and Options Committee believe that stock options and individual stock purchases by executive officers create a mutuality of interest between the shareholders and management. This is believed to be desirable and in the best interests of the shareholders as it focuses management's attention on the importance of long-term appreciation in the price of the Company's Common Shares. In that regard, stock ownership guidelines (the "Guidelines") created by the Options Committee apply to Mr. Moone, the other named executive officers, and all other option recipients under the 2000 Stock Option Plan and the 2000 Directors' Stock Option Plan. These Guidelines require optionees under the 1991 and 2000 Stock Option Plans to own Common Shares of the Company equal to percentages of base salary depending on the person's position within the Company, and current optionees under the 2000 Directors' Stock Option Plan to own Common Shares with a value equal to at least three times their annual director's fee. These Guidelines are intended to be a condition precedent to receipt of future option grants. The Guidelines require any option recipient under the 2000 Stock Option Plan who is not currently in compliance to participate in the Company's benefit plans where the Common Shares are available as an investment alternative at the rate of 6% of base salary in order to be eligible for an option grant. Directors of the Company are still required to make proportional progress in the five-year qualifying period. Every named executive officer (and each director of the Company as well) met the stock ownership requirements imposed by the Guidelines for 2001.

     Options were awarded in May 2001. These options were based on the same formula as was used for the grants made in May 2000, which has been used for a number of years. The number of options granted depended on the relationship of the estimated value of underlying shares to be granted as options to a percentage of the salary level applicable to each tier of option grants. In applying this formula, the Committee used a recent share price ($16.61) to determine the number of options granted to each option recipient.

     The Committee determined that the top five tiers of option grants (Tiers I, II, III, IIIa and IV) should reflect the following percentages of base salary:
Tier I-Chairman and CEO, 100% of the base salary; Tier II-President and COO, 90% of base salary (unoccupied); Tier III-Executive Vice President, 80% of base salary (unoccupied); Tier IIIa, 75% of base salary, Senior Vice President(s); Tier IV, 60% of base salary - Vice President. The Committee determined that for all tiers below IV, progressively lower percentages of average salary of those within each tier would be used in determining the number of options granted. In addition, the Options Committee rounded up in performing the calculations to maintain what it deemed an appropriate spread between the different tiers in terms of the number of options granted to those in each tier. For Tiers I through IIIa, actual salaries were used in applying the formula while in all tiers below IIIa, the Committee used the average salary of all option recipients in each tier in applying the formula.

     With respect to cash bonus arrangements, the Company's QPB is intended to provide a more short-term incentive to virtually all employees to generate underwriting profits on a quarterly basis. Under the QPB in 2001, quarterly bonuses were paid to all employees who completed two full calendar quarters of service if the insurance affiliates of the Company had a direct statutory combined ratio for such quarter of 100% or less. The QPB in 2001 excluded the results of the MIGI Insurers and the business formerly written by Meridian Mutual Insurance Company.

     In addition, Mr. Moone developed individualized incentive cash compensation plans for Mr. Johnston, Mr. Blackburn, Mr. Lowther, and Ms. Miley while Mr. Moone had his incentive cash compensation plan for 2001 determined by the Executive Compensation Committee. The incentive cash compensation plan for each executive officer is hereafter referred to as his or her "Executive Bonus Plan". Each of the Executive Bonus Plans applicable to Messrs. Johnston, Blackburn, and Lowther and Ms. Miley provided for a set of objective measures of performance, which measures were designed by Mr. Moone, to focus the attention and effort of these individuals on the operational and financial success and the profitability of the Company. As to certain of these executive officers, one half of such incentive bonus available depended upon such executive officer's meeting particularized objectives and targets applicable to such person's area of responsibility within the Company. For these executive officers the other half was driven by the same objective measures set forth in Mr. Moone's 2001 Executive Bonus Plan described below. One of these executive officer's incentive bonus depended solely on two company-wide, objective peer comparison measures of performance factors applicable also to Mr. Moone's 2001 Executive Bonus Plan.

     At the time the 2001 Annual Meeting Proxy Statement was published last year, the Executive Compensation Committee had not yet determined the total amount of the bonus payable to Mr. Moone under the Executive Bonus Plan in place for 2000. In June 2001, the Executive Compensation Committee met to consider the discretionary element of the bonus for Mr. Moone. He had earned 60% of the bonus target (50% of 2000 base salary) since the Company's performance relative to the peer group had earned Mr. Moone 21 points under the peer comparison aspect of the Executive Bonus Plans. Mr. Moone's non-discretionary bonus for 2000 was $100,800.

     As to Mr. Moone, the discretionary element of his 2000 Executive Bonus Plan equaled 50% of his bonus target or 25% of his annual salary for 2000. The Committee granted Mr. Moone a discretionary bonus of $119,200, which was $35,200 more than the proposed target. The Committee believed that the additional award beyond the formula contemplated was merited due to the significance of the Meridian transaction that was pending at year end. Other factors the Committee considered in granting the additional discretionary bonus was the stellar performance of the Company in 2000, the seamlessness of the transition of management from the former Chairman and CEO, and the sales growth impact resulting from changes implemented by Mr. Moone. Mr. Moone's total incentive bonus under the Executive Bonus Plan for 2000 was $220,000.

     The Committee eliminated MIGI from the list of peer companies used in the Executive Bonus Plans because the price of MIGI stock had been materially affected by the proposed transaction with

State Auto Mutual, which had been announced in October 2000. For the year 2001, MIGI was replaced with the EMC Insurance Group, Inc.

     There are four components to the Company's compensation arrangements with the Chief Executive Officer: base salary, incentive compensation arrangements, QPB, and stock options.

     In regards to the compensation of the Chief Executive Officer, for 2001 Mr. Moone received a cash raise equal to $64,000 or 19%. His salary for 2001 was set in December 2000. Comparison salary data from the National Association of Independent Insurers ("NAII"), referred to below, that was made available to the Committee in September 2000, was dated as of April of 2000.

     In December 2000, the Committee evaluated Mr. Moone's performance and his compensation level based on both objective and subjective measures. Mr. Moone's salary, reflected in the Summary Compensation Table for 2001, represents 80% of the average base salary and 78% of the median salary of chief executive officers of companies of similar size included in an annual salary survey conducted by the NAII, which is State Auto Mutual's and State Auto P&C's national trade association. Twenty-one companies responded to this survey. These survey participants are not necessarily reflected in the group of companies included in the NASDAQ insurance stocks index reflected on the performance graph below.

     In setting Mr. Moone's salary for 2001, besides the salary comparison data, the Committee considered several factors, including the increased responsibilities arising out of the anticipated substantial increase in the size of the State Auto Group as a result of the then pending merger of Meridian Mutual Insurance Company with and into State Auto Mutual; the efforts that had been made to address the declining sales in personal lines; and the assumption of his new duties as Chairman of the Board. The Committee also believed that the Company's continuing exceptional underwriting performance compared to other property casualty insurers with which the Company competes warranted the raise it granted to Mr. Moone. At that point in time, based on the results through the third quarter of 2000, the Company's combined ratio was likely to be 100 or less for the fifth straight year, which the Committee regarded as a significant accomplishment.

     In addition, the cash Executive Bonus Plan continued in place for 2001 for Mr. Moone. His Executive Bonus Plan utilized three parameters for peer comparison: average shareholder return, statutory combined ratio, and direct written premium growth. Thus, the total number of points available continued to be 30, as reflected in the table below.

     The nine peer property casualty insurance groups to which the performance of the Company is compared are as follows: Alfa Insurance Group, Allstate, Chubb, Cincinnati Insurance Companies,

Harleysville Group, EMC Insurance Group, Inc., Ohio Casualty Group, Safeco, and Selective Insurance Group. The points system is as follows:

TOTAL POINTS EARNED  PERCENT OF TARGET
-------------------  -----------------
       30-27                100%
       26-23                 80%
       22-19                 60%
       18-15                 40%
       14-11                 20%
    10 or less                0%

     The performance of State Auto as respects combined ratio, three-year average shareholders' return, and direct written premium growth are ranked from 10 to 1, with 10 being the best in each criteria. The rank equates to a point total. The highest point total attainable is 30, the lowest is 3. These peer companies are not necessarily the same group of insurers in the NASDAQ Insurance Index or in the NAII Salary Survey referred to above.

     Mr. Moone's targeted bonus available equals 50% of his 2001 annual salary. In addition, the plan contemplates that the Executive Compensation Committee may award an additional bonus of up to 25% of base salary based on a subjective evaluation of his performance by the Committee. As respects the bonus to be earned for 2001, the Committee will determine the number of points the Company earned when the statutory combined ratio and premium revenue growth numbers for each of the peer company groups become available. In addition, the Committee must determine the amount, if any, of bonus payable due to its evaluation of Mr. Moone's performance as Chairman, President and Chief Executive Officer under the discretionary component of the Executive Bonus Plan for Mr. Moone. Hence, Mr. Moone's bonus earned in the 2001 calendar year remains undetermined.

            EXECUTIVE COMPENSATION COMMITTEE/STOCK OPTIONS COMMITTEE

             David J. D'Antoni
             William J. Lhota
             George R. Manser

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee monitors and reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

     In fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the Company's 2001 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee discussed with the independent auditor the auditor's independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditor's independence.

     The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held nine meetings during the 2001 fiscal year, and each member of the Audit Committee attended at least 75% of the meetings. The Committee will increase the number of regularly scheduled meetings from two to four per year, in addition to the telephonic meetings held just prior to the release of earnings. In addition, the Audit Committee intends to amend its charter to require management to receive the Audit Committee's pre-approval for any consulting services to be performed by the independent auditor, other than tax consulting services.

     The full responsibilities of the Audit Committee are set forth in its charter, which is reviewed and amended periodically by the Board of Directors. A copy of the Audit Committee Charter was attached to the Proxy Statement for the 2001 annual meeting of shareholders.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the 2001 fiscal year for filing with the Securities and Exchange Commission.

     As discussed above, the Audit Committee is responsible to monitor and review the Company's financial reporting process on behalf of the Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company, and some members may not be accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditor included in its report on the Company's financial statements. The Audit Committee's review does not provide the Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company's independent accountants are in fact "independent."

     All of the members of the Audit Committee are independent directors as defined by the rules and regulations of Nasdaq.

               AUDIT COMMITTEE

               David J. D'Antoni
               George R. Manser
               Richard K. Smith

                               PERFORMANCE GRAPH

     The line graph below compares the total return on $100 invested on December 31, 1996, in the Company's shares, the CRSP Total Return Index for the NASDAQ Stock Market ("NASDAQ Index"), and the CRSP Total Return Index for NASDAQ insurance stocks ("NASDAQ Ins. Index"), with dividends reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

[GRAPH]

                                                          STFC                    NASDAQ INDEX              NASDAQ INS. INDEX
                                                          ----                    ------------              -----------------
12/31/96                                                 100.000                     100.000                     100.000
12/31/97                                                 180.514                     122.477                     146.733
12/31/98                                                 139.419                     172.681                      130.73
12/31/99                                                 103.822                     320.894                     101.409
12/31/00                                                 205.252                     193.012                     127.347
12/31/01                                                 188.021                     153.153                     136.234

                        12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
                        --------   --------   --------   --------   --------   --------
STFC..................   100.000    180.514    139.419    103.822    205.252    188.021
NASDAQ Index..........   100.000    122.477    172.681    320.894    193.012    153.153
NASDAQ Ins. Index.....   100.000    146.733    130.730    101.409    127.347    136.234

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth certain information as of April 1, 2002, with respect to the only shareholder known by the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding Common Shares:

                                                   AMOUNT AND NATURE
                NAME AND ADDRESS                     OF BENEFICIAL     PERCENT
               OF BENEFICIAL OWNER                   OWNERSHIP(1)      OF CLASS
               -------------------                 -----------------   --------
State Automobile Mutual Insurance Company........     26,285,419        67.51%
  518 East Broad Street
  Columbus, OH 43215

---------------

(1) State Auto Mutual exercises sole voting and investment power with respect to such Common Shares.

                              CERTAIN TRANSACTIONS

     In 2001, the Company and its subsidiaries, State Auto P&C, Milbank, National, State Auto Insurance Company ("State Auto IC"), Strategic Insurance Software, Inc. ("S.I.S."), Stateco Financial Services, Inc. ("Stateco"), and 518 Property Management and Leasing LLC ("518 PML"), operated and managed their businesses in conjunction with State Auto Mutual under a Management and Operations Agreement dated January 1, 2000 (the "2000 Management Agreement"). Under the 2000 Management Agreement, every executive, managerial, technical, professional, supervisory, clerical function for all of the above named companies to the 2000 Management Agreement is performed by an employee of State Auto P&C. In addition to the 2000 Management Agreement, there is also a Management and Operations Agreement dated January 1, 2000 (the "2000 Midwest Management Agreement") among State Auto P&C, State Auto Mutual and Midwest Security Insurance Company ("Midwest Security"), a wholly-owned subsidiary of State Auto Mutual, and a Management and Operations Agreement dated January 1, 2000 (the "2000 Farmers Casualty Management Agreement"), among State Auto P&C, Farmers Casualty, and Mid-Plains Insurance Company ("Mid-Plains"), a wholly-owned subsidiary of Farmers Casualty. The services provided to each of these companies mirror those provided by State Auto P&C to State Auto Mutual under the 2000 Management Agreement. Under the 2000 Management Agreement, State Auto Mutual, National and State Auto IC each were obligated to pay a fee equal to 4% of three-year average surplus of such managed insurer, provided the performance of each managed insurer exceeded the performance standard set forth in the 2000 Management Agreement. Under the 2000 Midwest Management Agreement and the 2000 Farmers Casualty Management Agreement, each respective managed insurer is obligated to pay .75% of direct written premium as a management fee.

     Effective October 1, 2001, the 2000 Management Agreement was amended by Amendment No. 2, which deleted the service fee provision from the Agreement. This was the culmination of a disagreement with the Ohio Department of Insurance over the service fee provision. In conjunction with the elimination of the service fee, the Company and State Auto Mutual agreed to amend the 2000 Pooling Agreement (as defined below) to increase the Company's share of the State Auto Pool (defined below) to 80%. The Company also entered into a Stop Loss Reinsurance Agreement (the "Stop Loss") with State Auto Mutual. Under the Stop Loss, if the State Auto Pool's statutory loss and loss adjustment expense ratio (the "Loss Ratio") is between 70.75% and 80%, State Auto Mutual will reinsure State Auto P&C and certain of its affiliates 27% of the State Auto Pool's losses in excess of a Loss Ratio of 70.75% to 80%. State Auto P&C and certain of its affiliates would be responsible for their share of the State Auto Pool's losses over the 80% threshold. State Auto Mutual will have the right to participate in the profits of the State Auto Pool. State Auto Mutual will assume 27% of the State Auto Pool's underwriting profits attributable to a Loss Ratio less than 69.25% but more than 50.99%. The Stop Loss has a 27-month term. Under the Stop Loss, State Auto Mutual paid State Auto P&C and certain of its affiliates $6.2 million for fourth quarter 2001 losses assumed.

     Prior to the 2000 Management Agreement being amended effective October 1, 2001, as described above, State Auto P&C was paid a service fee under the 2000 Management Agreement equal to 4% of the three-year average annual statutory surplus of each insurance company managed (less statement valuations for managed subsidiaries). However, the management fee from a managed insurer could be withheld if that company did not meet the standards of performance described or incorporated in the 2000 Management Agreement, as approved by the boards of directors of the insurers that are a party to that agreement. During 2001, the following companies incurred the following management fees to State Auto P&C under the 2000 Management Agreement, the 2000 Midwest Management Agreement and the 2000 Farmers Casualty Management
Agreement: State Auto Mutual -- $12.5 million; Milbank -- $2.1 million;
National -- $0.4 million; Midwest Security -- $0.1 million; Farmers
Casualty -- $0.2 million; Mid-Plains -- $34,000; State Auto IC -- $0.3 million; Stateco -- $0.2 million; S.I.S. -- $59,000; and 518 PML -- $0.3 million.

     The 2000 Management Agreement as amended by Amendment No. 3, also addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual's and the Company's boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurer subsidiaries and of the Company or any of its subsidiaries must then act on the recommendation of the committee after considering all other factors deemed relevant to them.

     Each of the 2000 Management Agreement, the 2000 Midwest Management Agreement, and the 2000 Farmers Casualty Management Agreement each has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement could terminate its own participation at the end of the term then in effect by giving at least two years' advance written notice of non-renewal to the other parties, with the exception that Milbank may terminate its participation on 120 days' notice. Any party could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2000 Management Agreement, the 2000 Midwest Management Agreement and the 2000 Farmers Casualty Management Agreement) of the Company, or upon agreement of the parties. The agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings.

     Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the "State Auto Pool" or the "Pooling Arrangement") which has been amended from time to time, including amendments adding participants to the pooling arrangement and adjusting pooling percentages. Under the terms of the Pooling Arrangement, State Auto P&C and the other pool participants cede all of their insurance business to State Auto Mutual. All of State Auto Mutual's property and casualty insurance business is also included in the pooled business, except for voluntary assumed reinsurance business. State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pool participants and retains the balance. As of December 31, 2001, the Reinsurance Pooling Agreement, amended and restated as of January 1, 2000, as subsequently amended (the "2000 Pooling Agreement"), was in force. Parties to the pooling arrangement and their allocated pooling percentages as of December 31, 2001 are as follows: State Auto Mutual -- 19%; State Auto P&C -- 59%; Milbank -- 17%; Farmers Casualty -- 3%; Midwest
Security -- 1% and State Auto IC -- 1%.

     Stateco provides insurance premium finance services to certain policyholders of State Auto Mutual, State Auto P&C, and Milbank. Premiums for property and casualty insurance are typically payable at the time a policy is placed in force or renewed. On certain large commercial policies, the premium cost may be difficult for a policyholder to pay in one sum. Stateco makes loans to policyholders for the term of an insurance policy to enable them to pay the insurance premium in installments over the term of the policy, and retains a contractual right to cancel the insurance policy if the loan installment is not paid on a timely basis.

     In 1993, Stateco expanded its business activities to include a broader range of financial services. It now undertakes on behalf of State Auto Mutual, State Auto P&C, Milbank, National, Midwest Security, Farmers Casualty, Mid-Plains, State Auto IC and each of the MIGI Insurers the responsibility of managing those companies' investable assets. In consideration of this service, Stateco charges such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. The percentage currently set is 0.4% for bonds and 0.5% for equities, with a 0.1% bonus available if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 2001, the following companies incurred the following fees to Stateco: State Auto Mutual -- $2.5 million; State Auto P&C -- $2.5 million; Milbank -- $0.7 million; National -- $0.1 million; Midwest
Security -- $67,000; Farmers Casualty -- $0.1 million; Mid-Plains -- $37,000; State Auto IC -- $58,000; Meridian Security -- $0.3 million; Meridian Citizens Security -- $48,000 and Meridian Citizens Mutual -- $31,000. The Company believes the fee charged by Stateco is comparable to those charged by independent investment managers under similar circumstances.

     The Company's wholly-owned subsidiary, S.I.S., develops and sells software for use by insurance companies and insurance agencies. S.I.S sells its software and software support services to its affiliated insurers and to nonaffiliated entities. In 2001, these affiliates paid $1.7 million to S.I.S for its services and products. S.I.S. believes its fees for software development and software licensing charged to affiliates reflect what a third party would pay S.I.S. for similar services.

     State Auto Mutual has guaranteed the adequacy of State Auto P&C's loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, State Auto Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C's December 31, 1990 reserves ($65,463,732) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990 will be reimbursed by State Auto Mutual.

     Paul W. Huesman, a director of the Company, is the president and a majority owner of the Huesman-Schmid Insurance Agency, an independent insurance agency licensed to sell insurance products for State Auto P&C, State Auto Mutual, National and State Auto IC. During 2001, State Auto P&C, National, State Auto Mutual and State Auto IC paid such insurance agency and its affiliated agencies commissions in the amount of $357,000. Such commissions were determined in the same manner as commissions are determined for other agencies of State Auto P&C, State Auto Mutual, National, and State Auto IC.

     State Auto P&C, State Auto Mutual, Milbank, National, Midwest Security, Farmers Casualty, Mid-Plains, State Auto IC and the MIGI Insurers (collectively the "State Auto Group") together participate in a catastrophe reinsurance program. Under this program, State Auto P&C is the catastrophe reinsurer for the State Auto Group. The amount retained by the State Auto Group is $40.0 million for each occurrence. For up to $80.0 million in losses, excess of $40.0 million, traditional reinsurance coverage is provided. In the event the State Auto Group incurs catastrophe losses in excess of $120.0 million, the Company has entered into a structured contingent financing transaction with Bank One, NA ("Bank One") to provide up to an additional $100.0 million to be used to cover catastrophe losses in excess of $120.0 million. Under this arrangement, in the event of such a loss, the

Company would sell redeemable preferred shares to SAF Funding Corporation, a special purpose company ("SPC"), which will borrow the money necessary for such purchase from Bank One and a syndicate of other lenders. The Company will contribute to State Auto P&C the proceeds from the sale of its preferred shares. State Auto P&C has assumed catastrophe reinsurance from State Auto Mutual, Milbank, National, Midwest Security, Farmers Casualty, Mid-Plains, State Auto IC and the MIGI Insurers pursuant to a Catastrophe Assumption Agreement in the amount of $100.0 million excess of $120.0 million. State Auto P&C will use the contributed capital to pay its direct catastrophe losses and losses assumed under the Catastrophe Assumption Agreement. The Company is obligated to repay the SPC (which will repay the lenders) by redeeming the preferred shares over a five-year period. This layer of $100.0 million in excess of $120.0 million has been excluded from the 2000 Pooling Agreement. In addition, the Company's obligation to repay Bank One has been secured by a Put Agreement among the Company, State Auto Mutual and the Lenders, under which, in the event of a default by the Company as described in the Credit Agreement or in the Put Agreement, State Auto Mutual would be obligated to either buy the preferred shares from the SPC or repay the SPC for the loan(s) outstanding.

     The Company's wholly owned subsidiary, 518 PML, leases an office building it owns near Nashville, Tennessee, to State Auto Mutual. 518 PML received $496,000 from State Auto Mutual in rent for the Nashville Regional office in 2001. In addition, 518 PML leases office buildings it owns in Greer, South Carolina, and West Des Moines, Iowa to State Auto Mutual for its Southern Regional Office and Des Moines Branch Office, respectively. 518 PML received $525,000 in rent from State Auto Mutual for the South Carolina location and $194,000 in rent for the Iowa location in 2001. The Company believes these rents reflect market rates.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP served as the independent public accountants for the Company for its fiscal year ended December 31, 2001. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement, if such representative desires, and to respond to appropriate questions. As of the date of this Proxy Statement, the Company has not selected an independent public accounting firm for the Company's 2002 fiscal year. The Audit Committee of the Company's Board of Directors intends to seek proposals from independent public accounting firms, including Ernst & Young LLP, for the 2002 fiscal year.

     Aggregate fees billed to or incurred by the Company for services performed for the year ending December 31, 2001, by Ernst & Young LLP were as follows:

Audit Fees..................................................   $270,423
Financial Information Systems Design and Implementation
  Fees......................................................   $      0
All Other Fees..............................................   $339,620(1)(2)

---------------

(1) Includes fees for tax preparation and consulting totaling $101,860; other required statutory audit services not directly related to the audit of the Company totaling $223,805 and other miscellaneous non-audit services totaling $13,865.

(2) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders to be held in May 2003 must be received by the Company at its principal executive offices for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary date of this Proxy Statement. If a shareholder intends to present a proposal at the 2003 Annual Meeting, but does not seek to include such proposal in the Company's Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2003 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company's Proxy Statement or form of proxy.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of the Common Shares to file statements of beneficial ownership of the Company's Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to the Company, the Company believes that all applicable
Section 16(a) filing requirements were complied with during 2001, except as follows: Because it had no evidence of receipt by the Securities and Exchange Commission of a prior Form 4 filing, the Company made a filing in July 2001 relating to the grant of 1,500 options under the 2000 Directors' Stock Option Plan made in May of 2000 to Paul W. Huesman, a director of the Company. All other directors' options granted that year were timely reported, as verified by a stamped copy from the SEC of each director's Form 4.

                                 OTHER MATTERS

     Management does not know of any other matters, which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees, personally or by telephone or electronic mail, and the Company will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, the Company may employ other persons for such purpose.

                                              JOHN R. LOWTHER
                                              Secretary

                                  DETACH CARD
--------------------------------------------------------------------------------

STATE AUTO FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Robert H. Moone, and in the event he is unable to so act, Steven J. Johnston and John R. Lowther, and any one or more of them, Proxies, with full power of substitution, to represent and vote all common shares, without par value, of State Auto Financial Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company's principal executive offices located at 518 East Broad Street, Columbus, Ohio on Thursday, May 23, 2002, at 10:00 A.M., EDST, and at any and all adjournments thereof, as specified on the reverse of this Proxy.

    Proposal 1 -- ELECTION OF THE FOLLOWING                   WITHHELD        [ ]
                  NOMINEES AS CLASS II DIRECTORS:             for all Nominees
                  FOR all Nominees        [ ]
                  (except as marked to the contrary)

                      William J. Lhota and David J. D'Antoni.

   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) PRINT THE NAMES IN THE SPACE BELOW

   -----------------------------------------------------------------------------

   Proposal 2 -- In the discretion of the named proxies, to vote on all other matters that may properly come before the meeting or any adjournment thereof.

        [ ]  For                [ ]  Against                [ ]  Abstain

                  (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                                  DETACH CARD
--------------------------------------------------------------------------------

                        State Auto Financial Corporation

(Continued from the other side)

The shares represented by this Proxy will be voted as directed by the shareholder. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN PROPOSAL 1.

                                                    [ ] I PLAN TO ATTEND MEETING

                                              Date........................, 2002

                                              ..................................
                                              Signature

                                              ..................................
                                              Signature

                                              Please mark, date and sign as your
                                              name appears below and return in
                                              the enclosed envelope. If acting
                                              as executor, administrator,
                                              trustee, guardian, etc., you
                                              should so indicate when signing.
                                              If the signer is a corporation,
                                              please sign the full corporate
                                              name by a duly authorized officer.
                                              If shares are held jointly, each
                                              stockholder named should sign.